CONTACTS From: Matt Goldstein	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison - ARC Grocery Center REIT Inc.
mgoldstein@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison - ARC Grocery Center REIT II, Inc. Acquires
Three Grocery-anchored Shopping Centers Adding Three New States to the Portfolio

CINCINNATI, OH, October 27, 2014 - Phillips Edison - ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of three grocery-anchored shopping centers, Hilander Village, Milan Plaza and Point Loomis. These acquisitions expand the Company’s portfolio to include properties in Illinois, Michigan and Wisconsin.

Hilander Village is a Schnuck’s grocery store-anchored shopping center located in Roscoe, Illinois, part of the Quad Cities of Bettendorf, Iowa; Davenport, Iowa; Moline, Illinois and Rockford, Illinois. Schnuck’s is a leading grocer by market share in the Midwest, and the number one grocer by market share in the greater Rockford metropolitan statistical area. Other national and regional tenants featured at the 125,712 square foot shopping center include Subway, Century 21, H&R Block, Hallmark and Great Clips.

Milan Plaza is a Kroger grocery store-anchored shopping center located in Milan, Michigan, a suburb of Ann Arbor, Michigan. Kroger is the number one grocer by market share in the greater Ann Arbor metropolitan statistical area. Milan Plaza features a Kroger fuel station and national tenants Edwards Jones and Ace Hardware.

Point Loomis is a Pick n’ Save grocery store-anchored shopping center located in Milwaukee, Wisconsin. Pick ‘n Save is a subsidiary of Roundy’s, a leading grocer in the Midwest and the number one grocer in the Milwaukee area by market share. Point Loomis is co-anchored by Kohl’s and features an outparcel leased to Chase Bank.

The Company has a robust acquisitions pipeline managed by its national, in-house acquisitions team to continue to identify high quality grocery-anchored shopping centers diversified by grocer, geography, tenancy, lease expirations and creditworthiness.

About Phillips Edison - ARC Grocery Center REIT II, Inc.
Phillips Edison - ARC Grocery Center REIT II, Inc. is a public non-traded real estate investment trust that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, which has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.

This press release contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to the factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission as well as other known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

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